CONSENT OF INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our report dated August 11, 1999 with respect to Stein Roe Municipal Money Market Fund,
Stein Roe Intermediate Municipals Fund, Stein Roe Managed Municipals Fund, Stein Roe High-Yield Municipals Fund,
SR&F Municipal Money Market Portfolio and SR&F High-Yield Municipals Portfolio in the Registration Statement (Form N-1A) and related Statement of Additional Information of Stein Roe Municipal Trust, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-99356) and in this Amendment No. 28 to the Registration Statement under the Investment Company Act of l940 (Registration No. 811-4367).



                                      ERNST & YOUNG LLP



Boston, Massachusetts
August 11, 1999